Exhibit (a)(1)(vi)

Notice of Increase in Tender Offer Amount

UBS Tamarack International Fund, L.L.C.

NOTICE OF INCREASE IN TENDER OFFER AMOUNT

Dear Investor:

Please be advised that the aggregate amount offered to be repurchased by UBS Tamarack International Fund, L.L.C. (the “Fund”) pursuant to the enclosed tender offer materials has been increased from $100,000,000 to $200,000,000.

Should you have any questions, please feel free to contact the Fund’s Administrator, PFPC Inc., at (877) 431-1973.

Sincerely,

UBS Tamarack International Fund, L.L.C.

Enclosure